Exhibit 99.1

newsrelease

Headquarters Office
13737 Noel Road, Ste. 100
Dallas, TX 75240
tel: 469.893.2000
fax: 469.893.8600
www.tenethealth.com

Contacts:
Media: Steven Campanini (469) 893-6321
Investors: Thomas Rice (805) 563-7188

Robert S. Shapard Named Tenet’s Chief Financial Officer

DALLAS – Feb. 22, 2005 – Tenet Healthcare Corporation (NYSE: THC) announced today that Robert S. Shapard, an accomplished financial executive with broad operating experience, has been named Tenet’s chief financial officer.  He will assume the post immediately after Tenet completes its financial accounting for the year ended Dec. 31, 2004, and discloses its fourth-quarter and full-year results on March 8.

Shapard, 49, joins Tenet from his current position as executive vice president and chief financial officer of Chicago-based Exelon Corporation (NYSE: EXC), one of the nation’s largest electric utilities with 5.1 million customers in northern Illinois and southeastern Pennsylvania and annual revenues of more than $14 billion.  Shapard will report to Trevor Fetter, Tenet’s president and chief executive officer.  He will succeed Stephen D. Farber, who announced last August that he would leave Tenet after a transition period as a result of the company’s move of its headquarters to Dallas in January.

“Bob Shapard is a hands-on, focused and well-regarded chief financial officer with a great track record in highly regulated businesses,” Fetter said.  “His knowledge, operating finance experience and skills are ideal to help Tenet as we put this company on a path for solid future growth.  Hospitals, like utilities, operate in complex regulatory environments with little margin for error, and they also have special responsibilities to serve their communities.  Going forward, all our efforts will be focused on helping our 69 core hospitals grow and meet the needs of the communities they serve.  Bob’s guidance and financial leadership will be invaluable in that effort.”

Shapard said, “I am excited about the great opportunities I see at Tenet and I look forward to working closely with this great management team to continue launching Tenet toward sustainable and profitable growth.”

Shapard joined Exelon in the fall of 2002, shortly after the company was formed through the acquisition of Chicago-based Unicom by Philadelphia-based PECO Energy.  Exelon is one of the nation’s largest electricity generators, and operates the largest number of nuclear power plants in the United States.

Before joining Exelon, Shapard served as executive vice president and chief financial officer of Covanta Energy Corporation, which held energy investments domestically and internationally.  From 2000 to 2001, he was executive vice president and chief financial officer of Ultramar Diamond Shamrock, a leading North American refining and marketing company.  At UDS, Shapard led a financial restructuring of the company and other initiatives before the company’s merger with Valero Energy, which created the nation’s second largest oil refiner.

Earlier in his career, Shapard spent 20 years with TXU Corporation, a Dallas-based gas and electric utility, serving in a range of finance and general management positions.  His final role at TXU was as chief executive officer of TXU Australia.

Shapard holds a Bachelor’s degree in accounting from Texas Tech University and is a Certified Public Accountant.

Tenet Healthcare Corporation, through its subsidiaries, owns and operates acute care hospitals and related health care services.  Tenet’s hospitals aim to provide the best possible care to every patient who comes through their doors, with a clear focus on quality and service.  Tenet can be found on the World Wide Web at www.tenethealth.com.

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